Exhibit 99.1

Rentech Announces Selected Results for Second Quarter 2014

LOS ANGELES--(BUSINESS WIRE)--August 7, 2014--Rentech, Inc. (NASDAQ: RTK) today announced selected financial results for the three and six months ended June 30, 2014. The company is completing its review of the accounting for impairments of goodwill related to its Pasadena facility. The company expects an impairment of goodwill, a non-cash item, related to the Pasadena facility in the second quarter of 2014 of up to the remaining balance of approximately $27 million. The company currently expects to file its form 10-Q on schedule on Monday, with complete financial results for the periods. In the interest of timely disclosure, the company elected to disclose the partial results contained in this press release.

D. Hunt Ramsbottom, president and CEO of Rentech, said, “Market conditions have improved for our East Dubuque facility, leading us to issue 2014 guidance today of approximately $100 million of Adjusted EBITDA for that facility. The same strength in ammonia prices that is helping results at East Dubuque is hurting our margins at Pasadena. Significantly lower product margins for Pasadena in recent weeks have led us to reduce our outlook for the year, to an Adjusted EBITDA loss of approximately $10 million. We expect to implement a restructured operating plan designed to generate positive Adjusted EBITDA from Pasadena’s fertilizer operations, even in a pricing environment as unfavorable as today’s. Additionally, we have engaged an advisory firm to help us evaluate terminalling proposals we have received, and consider other opportunities to maximize the value of our site along the Houston Ship Channel.”

Mr. Ramsbottom continued, “The East Dubuque facility had a seasonally strong quarter, driven by robust demand and the increased output at that plant. We have locked in the majority of our sales and natural gas purchases for the year for East Dubuque.”

“Our wood fibre businesses continue to grow,” said Mr. Ramsbottom. “Construction of our Canadian wood pellet projects is nearing completion, and we will begin commissioning the plants in the second half of this year. Integration of our recently acquired New England Wood Pellet business is going smoothly, and it is performing as well as we expected.” Mr. Ramsbottom continued, “We are focused on execution at our operating businesses while pushing forward on specific opportunities to significantly expand our wood chipping and pellet businesses.”

Summary of Selected Results

Rentech’s selected financial results reflect the results of Rentech, Inc. and its subsidiaries, including its wood fibre processing business, Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen), and Energy Technologies as a discontinued operation. The results of the wood fibre processing business are reported as three operating segments: Fulghum Fibres (Fulghum), Wood Pellets: New England Wood Pellet (NEWP), and Wood Pellets: Industrial (Canadian operations and wood pellet business development). Rentech owns the general partner and approximately 60% of the common units representing limited partner interests of Rentech Nitrogen. Rentech Nitrogen’s results include two operating segments: the East Dubuque, Illinois facility and the Pasadena, Texas facility.

The company currently expects to record in the second quarter an impairment of goodwill related to the Pasadena facility of up to the remaining balance of approximately $27 million. The company is completing its review of the goodwill and its impairment related to the Pasadena plant. The partial results reported below do not reflect the impact of any goodwill impairment in the second quarter.

The financial results of Fulghum Fibres and NEWP were included in results of operations only since the dates of their acquisitions, which were May 1, 2013 and May 1, 2014, respectively.

Three months ended June 30, 2014

Consolidated revenues for the three months ended June 30, 2014 were $139.9 million, compared to $120.1 million in the prior-year period. These revenues were comprised of:

  $19.8 million from Fulghum Fibres, an increase of $3.7 million from the prior-year period;
  $5.8 million from Wood Pellets: NEWP;
  $0.7 million from Wood Pellets: Industrial; and
  $113.6 million from Rentech Nitrogen, an increase of $9.6 million from the prior-year period.

Gross profit was $31.4 million, compared to $42.3 million in the prior-year period. Gross profit was comprised of:

  $2.0 million from Fulghum Fibres, a decrease of $0.4 million from the prior-year period;
  $1.1 million from Wood Pellets: NEWP;
  $0.1 million from Wood Pellets: Industrial; and
  $28.2 million from Rentech Nitrogen, a decrease of $11.6 million from the prior-year period.

Consolidated Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, was $22.9 million, a decrease of $11.6 million compared to the prior-year period. Consolidated Adjusted EBITDA included the following:

  $2.1 million from Fulghum Fibres, a decrease of $1.0 million from the prior-year period;
  $1.0 million from Wood Pellets: NEWP; and
  $30.7 million from Rentech Nitrogen, a decrease of $7.7 million from the prior-year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Fulghum Fibres

Fulghum Fibres’ revenues were $19.8 million for the three months ended June 30, 2014, compared to $16.1 million for the same period last year. The increase was due to Rentech’s ownership of Fulghum Fibres for the full three months ended June 30, 2014 as compared to two months last year.

For the three months ended June 30, 2014, $14.6 million of revenues were generated from U.S. operations, while $5.2 million of revenues were from South America. For the same period last year, $9.8 million of revenues were generated from operations in the U.S. and $6.3 million of revenues were from South America. During the three months ended June 30, 2014, mills in the U.S. processed 3.1 million green metric tons (GMT) of logs into wood chips and residual fuels; mills in South America processed 0.5 million GMT of logs into wood chips and residual fuels.

Several of Fulghum’s customers experienced outages at their product mills causing lower than expected processing volumes for Fulghum for the period. During the customers’ downtime, Fulghum conducted deferred maintenance at several of its facilities, which is expected to lead to improved operating performance in the future. Completing this deferred maintenance, however, increased operating costs during the quarter.

Wood Pellets: New England Wood Pellet

NEWP’s revenues were $5.8 million from May 1, 2014 through June 30, 2014 on deliveries of 28,000 tons of wood pellets. Cold weather extended into the spring, causing deliveries of, and prices for, NEWP’s wood pellets to be higher in some markets. These factors yielded higher revenues than are typical for this time of year.

Wood Pellets: Industrial

The first revenues for this segment, $0.7 million, were recognized during the second quarter of 2014. During the quarter, Rentech acquired and delivered to Ontario Power Generation (OPG) 3,300 metric tons of wood pellets sourced from a third-party regional wood pellet producer. These wood pellets supported the commissioning phase of OPG’s converted power plant.

Nitrogen Product Manufacturing

Revenues for the three months ended June 30, 2014 were $113.6 million, compared to $104.0 million for the same period in the prior year. Revenues increased 20% from the prior-year quarter at the East Dubuque, Illinois facility; they decreased 6% over the prior-year quarter at the Pasadena, Texas facility.

Gross margin for the three months ended June 30, 2014 was 25%, compared to 38% for the same period last year.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the three months ended June 30, 2014 was $30.7 million. This compares to $38.4 million in the corresponding 2013 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

East Dubuque Facility

Revenues for the three months ended June 30, 2014 were $73.9 million, compared to $61.7 million for the same period last year. The increase was the result of higher ammonia and UAN deliveries, partially offset by lower sales prices for ammonia and UAN.

Average sales prices per ton for the three months ended June 30, 2014 were 26% lower for ammonia and 14% lower for UAN, as compared with the same period last year. These two products comprised 88% of the total revenues for the three months ended June 30, 2014 and 84% of total revenues for the same period last year. The decreases in sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices between the two periods. These decreases were caused by significantly higher levels of low-priced urea in the global market, particularly from China. Prices were also affected by additional nitrogen fertilizer production brought on line in North America over the last 12 months.

Gross profit was $33.0 million for the three months ended June 30, 2014; this compares to $37.5 million for the same period last year. Gross profit margin for the three months ended June 30, 2014 was 45%, compared to 61% for the same period last year.

Adjusted EBITDA for the three months ended June 30, 2014 for the East Dubuque facility was $36.8 million. This compares to Adjusted EBITDA of $38.9 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Pasadena Facility

Revenues for the three months ended June 30, 2014 were $39.7 million, compared to $42.2 million for the same period last year. A reduction in sales prices for all products was partially offset by an increase in ammonium sulfate sales volumes. Production of ammonium sulfate increased after the completion of the debottlenecking project in December 2013, and sales increased due to favorable weather during the planting season, and an increase in international sales.

Average sales prices per ton dropped by 30% for ammonium sulfate and by 3% for sulfuric acid for the three months ended June 30, 2014, as compared with the same period last year. These two products comprised 93% of the Pasadena facility’s revenues for the three months ended June 30, 2014 and 87% for the same period last year. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product price. A global decline in nitrogen prices, along with higher exports of ammonium sulfate from China, put downward pressure on ammonium sulfate prices. The additional supplies from China originate from new plants that produce ammonium sulfate as a by-product of caprolactam.

Gross loss was $4.7 million for the three months ended June 30, 2014, compared to gross profit of $2.4 million for the same period last year. Gross loss margin for the three months ended June 30, 2014 was 12% compared to gross profit margin of 6% for the same period last year. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate, increases in the cost of raw materials and a write-down of inventories. For the three months ended June 30, 2014, the partnership wrote down ammonium sulfate inventory by $2.8 million because production costs exceeded estimated selling prices for that inventory. During the same period last year, the partnership wrote down ammonium sulfate inventory by $1.8 million.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the three months ended June 30, 2014 for the Pasadena facility was a loss of $3.8 million. This compares to Adjusted EBITDA of $2.0 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Corporate Unallocated Expenses

Corporate unallocated expenses included in selling, general and administrative (SG&A) expenses were $7.8 million for the three months ended June 30, 2014, compared to $6.3 million in the corresponding period in 2013. Non-cash compensation expenses were $1.5 million for the three months ended June 30, 2014 and $1.6 million for the prior-year quarter. The increase in corporate unallocated expenses was primarily due to transaction costs related to the NEWP acquisition and costs associated with evaluating shareholder proposals and making settlements with shareholders.

Six months ended June 30, 2014

Consolidated revenues were $224.7 million for the six months ended June 30, 2014, compared to $179.6 million in the prior-year period. These revenues were comprised of:

  $48.4 million from Fulghum Fibres, an increase of $32.3 million from the prior-year period;
  $5.8 million from Wood Pellets: NEWP;
  $0.7 million from Wood Pellets: Industrial; and
  $169.9 million from Rentech Nitrogen, an increase of $6.4 million from the prior-year period.

Gross profit was $49.3 million, compared to $65.0 million in the prior-year period. Gross profit was comprised of:

  $6.1 million from Fulghum Fibres, an increase of $3.7 million from the prior-year period;
  $1.1 million from Wood Pellets: NEWP;
  $0.1 million Wood Pellets: Industrial; and
  $42.0 million from Rentech Nitrogen, a decrease of $20.6 million from the prior-year period.

Consolidated Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, was $30.3 million, compared to $47.3 million in the prior-year period. Consolidated Adjusted EBITDA included the following:

  $6.7 million from Fulghum Fibres, an increase of $3.6 million from the prior-year period;
  $1.0 million from Wood Pellets: NEWP; and
  $42.2 million from Rentech Nitrogen, a decrease of $16.9 million from the prior-year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Fulghum Fibres

Fulghum Fibres’ revenues were $48.4 million for the six months ended June 30, 2014, compared to $16.1 million for the same period last year. The increase was due to Rentech’s ownership of Fulghum Fibres for the full six months ended June 30, 2014 as compared to two months last year.

For the six months ended June 30, 2014, U.S. operations generated $28.8 million of revenues while South American operations generated $19.6 million of revenues. For the same period last year, U.S. operations generated $9.8 million of revenues; South American operations generated $6.3 million of revenues. During the six months ended June 30, 2014, mills in the U.S. processed 6.1 million GMT of logs into wood chips and residual fuels, while mills in South America processed 1.3 million GMT of logs.

A fire during the first quarter of 2014 at a Fulghum mill in Maine disrupted operations, causing lower processing volumes and higher than typical processing costs at the facility during the six months ended June 30, 2014. Recoveries from insurance policies offset a significant portion of these additional operating costs.

Wood Pellets: New England Wood Pellet

NEWP’s revenues were $5.8 million for the six months ended June 30, 2014 on deliveries of 28,000 tons of wood pellets.

Wood Pellets: Industrial

Revenues were $0.7 million for the six months ended June 30, 2014.

Nitrogen Products Manufacturing

Revenues for the six months ended June 30, 2014 were $169.9 million, compared to $163.5 million for the same period in the prior year. Revenues increased 6% over the first six months in the prior year at the East Dubuque, Illinois facility; they remained flat over the prior-year six months at the Pasadena, Texas facility.

Gross margin for the six months ended June 30, 2014 was 25%, compared to 38% for the same period last year.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the six months ended June 30, 2014 was $42.2 million. This compares to $59.1 million in the corresponding 2013 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

East Dubuque Facility

Revenues for the six months ended June 30, 2014 were $102.4 million, compared to $96.3 million for the same period last year. Increases in ammonia and UAN deliveries and natural gas sales were partially offset by lower sales prices for ammonia and UAN.

Average sales prices per ton for the six months ended June 30, 2014 were 26% lower for ammonia and 11% lower for UAN, as compared with the same period last year. These two products comprised 80% of the total revenues for the six months ended June 30, 2014 and 81% of total revenues for the same period last year.

Gross profit was $45.4 million for the six months ended June 30, 2014, compared to $56.2 million for the same period last year. Gross profit margin for the six months ended June 30, 2014 was 44%, compared to 58% for the same period last year.

Adjusted EBITDA for the six months ended June 30, 2014 for the East Dubuque facility was $50.2 million. This compares to Adjusted EBITDA of $58.5 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Pasadena Facility

Revenues for the six months ended June 30, 2014 were $67.5 million, compared to $67.3 million for the same period last year. An increase in ammonium sulfate sales volumes was almost completely offset by lower sales prices for all products and lower sales volumes for sulfuric acid and ammonium thiosulfate.

A scarcity of rail cars throughout North America during the first half of 2014 hampered ammonium sulfate deliveries during the period. The Pasadena facility leased rail cars directly to help alleviate the problem, but the inability to move product affected opportunities to pursue additional business. The lack of rail cars also caused storage capacity constraints at the plant that required a curtailment of production for five days in April. Rail availability is now back to normal.

Average sales prices per ton dropped by 34% for ammonium sulfate and by 9% for sulfuric acid for the six months ended June 30, 2014, as compared with the same period last year. These two products comprised 89% of total revenues for the six months ended June 30, 2014 and 86% of total revenues for the same period last year.

Gross loss was $3.4 million for the six months ended June 30, 2014, compared to gross profit of $6.3 million for the same period last year. Gross loss margin for the six months ended June 30, 2014 was 5%, compared to gross profit margin of 9% for the same period last year. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate and a write-down of inventories. For the six months ended June 30, 2014, the partnership wrote down ammonium sulfate inventory by $2.8 million because production costs exceeded estimated selling prices for that inventory. During the same period last year, the partnership wrote down sulfur, sulfuric acid and ammonium sulfate inventory by $2.3 million.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the six months ended June 30, 2014 for the Pasadena facility was a loss of $3.5 million. This compares to Adjusted EBITDA of $5.2 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Corporate Unallocated Expenses

Corporate unallocated expenses included in SG&A were $14.6 million for the six months ended June 30, 2014, compared to $13.0 million in the corresponding period in 2013. Non-cash compensation expenses were $2.8 million for the six months ended June 30, 2014 and $2.9 million for the same period last year. The increase in corporate unallocated expenses was due to transaction costs related to the NEWP acquisition and costs associated with evaluating shareholder proposals and making settlements with shareholders.

Conference Call with Management

The Company will hold a conference call today, August 7, 2014, at 3:00 p.m. PDT, during which Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 7750504#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PDT on August 7 through 11:59 p.m. PDT on August 17. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 7750504#.

Rentech, Inc.
Selected Financial Results
(Amounts in Thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues	$139,890	$120,061	$224,721	$179,625

Cost of Sales	108,451	77,788	175,387	114,633

Gross Profit	31,439	42,273	49,334	64,992

Operating Expenses
Selling, general and administrative expense	17,642	12,824	33,214	25,406
Depreciation and amortization	1,394	1,765	1,070	2,897
Other (income) expense	244	(4)	(104)	11

Total Operating Expenses	19,280	14,585	34,180	28,314

Operating Income[1]	12,159	27,688	15,154	36,678

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

Rentech, Inc.
Selected Financial Results
(Stated in Thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
East Dubuque	$73,943	$61,717	$102,434	$96,266
Pasadena	39,666	42,239	67,455	67,254
Fulghum Fibres	19,836	16,105	48,387	16,105
Wood Pellets: Industrial	667	—	667	—
Wood Pellets: NEWP	5,778	—	5,778	—
Total Segment Revenues	$139,890	$120,061	$224,721	$179,625

Gross Profit (Loss)
East Dubuque	$32,952	$37,493	$45,350	$56,239
Pasadena	(4,733)	2,355	(3,367)	6,328
Fulghum Fibres	2,019	2,425	6,150	2,425
Wood Pellets: Industrial	114	—	114	—
Wood Pellets: NEWP	1,087	—	1,087	—
Total Segment Gross Profit	$31,439	$42,273	$49,334	$64,992

Selling, General and Administrative Expense
East Dubuque	$1,088	$1,097	$2,221	$2,442
Pasadena	1,247	1,342	3,076	2,584
Fulghum Fibres	1,651	859	3,052	859
Wood Pellets: Industrial	3,340	812	5,408	1,883
Wood Pellets: NEWP	391	—	391	—
Total Segment Selling, General and Administrative Expense	$7,717	$4,110	$14,148	$7,768

Depreciation and Amortization
East Dubuque	$38	$33	$75	$106
Pasadena	337	875	633	1,750
Fulghum Fibres	950	718	141	718
Wood Pellets: Industrial	35	—	54	—
Wood Pellets: NEWP	(98)	—	(98)	—
Total Segment Depreciation and Amortization Recorded in Operating Expenses	$1,262	$1,626	$805	$2,574

Operating Income (Loss)
East Dubuque	$31,598	$36,370	$42,832	$53,683
Pasadena[1]	(6,317)	138	(7,076)	1,994
Fulghum Fibres	(583)	845	2,956	845
Wood Pellets: Industrial	(3,261)	(812)	(5,006)	(1,883)
Wood Pellets: NEWP	794	—	794	—
Total Segment Operating Income[1]	$22,231	$36,541	$34,500	$54,639

Reconciliation of Segment Operating Income to Consolidated Operating Income:
Segment operating income	$22,231	$36,541	$34,500	$54,639
RNF – Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,169)	(2,462)	(4,485)	(4,616)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(7,756)	(6,252)	(14,581)	(13,022)
Corporate and unallocated depreciation and amortization expense	(132)	(139)	(265)	(323)
Corporate and unallocated expenses recorded as other expense	(15)	—	(15)	—
Consolidated Operating Income[1]	$12,159	$27,688	$15,154	$36,678

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

Rentech, Inc.
Selected Financial Results
(Stated in Thousands)
	As of	As of
	June 30, 2014	December 31, 2013
	(unaudited)
Cash - RNF	$20,100	$34,060
Cash excluding RNF	53,521	72,309
Total Cash	$73,621	$106,369

Debt - RNF	$320,000	$320,000
Debt excluding RNF	123,739	101,979
Total Debt	$443,739	$421,979

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA for Rentech, and Adjusted EBITDA for Rentech Nitrogen are defined as operating income, excluding the impact of the expected impairment of goodwill at the Pasadena facility, plus depreciation and amortization. Adjusted EBITDA for Fulghum Fibres and NEWP are defined as operating income plus depreciation and amortization.

The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
  our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The following reconciliations do not give effect to an expected impairment of goodwill charge related to the Pasadena facility for the three and six months ended June 30, 2014.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from operating income1 for the three months ended June 30, 2014 and 2013.

Rentech, Inc.
(Stated in Thousands)

	For the Three Months	For the Three Months
	Ended June 30,	Ended June 30,
	2014	2013
	(unaudited)
Operating Income[1]	$ 12,159	$ 27,688
Add:
Depreciation and amortization	10,708	6,802
Adjusted EBITDA[1]	$ 22,867	$ 34,490

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from operating income1 for the six months ended June 30, 2014 and 2013.

Rentech, Inc.
(Stated in Thousands)

	For the Six Months	For the Six Months
	Ended June 30,	Ended June 30,
	2014	2013
	(unaudited)
Operating Income[1]	$15,154	$36,678
Add:
Depreciation and amortization	15,149	10,593
Adjusted EBITDA[1]	$30,303	$47,271

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities, a non-GAAP financial measure, to their respective operating income (loss)1 for the three months ended June 30, 2014.

	For the Three Months Ended June 30, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)[1]	$31,598	$(6,317)	$(2,169)	$23,112
Plus: Depreciation and amortization	5,155	2,474	-	7,629
Adjusted EBITDA[1]	$36,753	$(3,843)	$(2,169)	$30,741

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

The table below reconciles consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities to their respective operating income (loss) for Rentech Nitrogen for the three months ended June 30, 2013.

	For the Three Months Ended June 30, 2013
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)	$36,370	$138	$(2,462)	$34,046
Plus: Depreciation and amortization	2,483	1,905	-	4,388
Adjusted EBITDA	$38,853	$2,043	$(2,462)	$38,434

The table below reconciles consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities to their respective operating income (loss)1 for Rentech Nitrogen for the six months ended June 30, 2014.

	For the Six Months Ended June 30, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)[1]	$42,832	$(7,076)	$(4,485)	$31,271
Plus: Depreciation and amortization	7,397	3,536	-	10,933
Adjusted EBITDA[1]	$50,229	$(3,540)	$(4,485)	$42,204

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

The table below reconciles consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities to their respective operating income (loss) for Rentech Nitrogen for the six months ended June 30, 2013.

	For the Six Months Ended June 30, 2013
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)	$53,683	$1,994	$(4,616)	$51,061
Plus: Depreciation and amortization	4,788	3,207	-	7,995
Adjusted EBITDA	$58,471	$5,201	$(4,616)	$59,056

The table below reconciles Adjusted EBITDA to operating income (loss) for Fulghum Fibres for the three months ended June 30, 2014 and 2013.

Fulghum's Adjusted EBITDA
(Stated in Thousands)

	For the Three Months	For the Three Months
	Ended June 30,	Ended June 30,
	2014	2013
	(unaudited)
Fulghum Operating Income (loss)	$(583)	$845
Add:
Depreciation and amortization	2,732	2,275
Fulghum's Adjusted EBITDA	$2,149	$3,120

The table below reconciles Adjusted EBITDA to operating income for Fulghum Fibres for the six months ended June 30, 2014 and 2013.

Fulghum's Adjusted EBITDA
(Stated in Thousands)

	For the Six Months	For the Six Months
	Ended June 30,	Ended June 30,
	2014	2013
	(unaudited)
Fulghum Operating Income	$2,956	$845
Add:
Depreciation and amortization	3,717	2,275
Fulghum's Adjusted EBITDA	$6,673	$3,120

The table below reconciles Adjusted EBITDA to net income for NEWP for the three and six months ended June 30, 2014.

NEWP's Adjusted EBITDA
(Stated in Thousands)

	For the Three Months	For the Six Months
	Ended June 30,	Ended June 30,
	2014	2014
	(unaudited)
NEWP Net Income	$ 794	$ 794
Add:
Depreciation and amortization	180	180
NEWP's Adjusted EBITDA[1]	$ 974	$ 974

1In 2014, Rentech will recognize Adjusted EBITDA from the date of the acquisition through December 31, 2014.

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: an expected impairment of goodwill related to the Pasadena Facility; the expected filing date of our quarterly report on Form 10-Q; our plans for restructuring operations at the Pasadena facility; our forecasts for 2014; projected revenues and EBITDA for the wood fibre and nitrogen businesses; our ability to complete the wood pellet mills on a timely basis and on budget; the outlook for our wood processing and nitrogen fertilizer businesses; and our ability to close on the sale of our energy technologies business. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

CONTACT:
Rentech, Inc.
Julie Dawoodjee Cafarella
Vice president of Investor Relations and Communications
310-571-9800
ir@rentk.com